Exhibit 23.2
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We have issued our reports dated July 26, 2006, and August 8, 2005, accompanying the consolidated financial statements of Bear Lake Acquisitions Corp. and subsidiaries for the year ended December 31, 2005, and the period from December 6, 2004, through December 31, 2004, respectively and we have issued our report dated August 4, 2005 accompanying the consolidated financial statements of Bear Lake Holdings, Inc. and subsidiaries for the period from January 1, 2004 through December 5, 2004, appearing in the Current Report on Form 8-K/A dated February 12, 2007, of Smith & Wesson Holding Corporation. We hereby consent to the incorporation by reference to said reports in the Registration Statements of Smith & Wesson Holding Corporation on Form S-8 (File Nos 333-87748, 333-87750 and 333-128804, Form S-3 (File Nos 333-130634 and 333-136842) and Form S-4 (File No. 333-136843)
/s/ Grant Thornton LLP

Boston, Massachusetts
February 12, 2007